Exhibit 10.12

Warrior Met Coal
16243 Highway 216
Brookwood, Alabama 35444

Kelli K. Gant
Chief Administrative Officer

kelli.gant@warriormetcoal.com

January 18, 2018

Charles Lussier:

Dear Charles:

We are pleased to offer you employment with Warrior Met Coal, Inc. (the “Company”) with the title of VP Sales & Marketing. You will report to Walt Scheller and perform such duties and functions as may be assigned to you from time to time by them or their designees.

Your employment will commence as soon as agreeable upon completion, and passing, of a pre-employment physical and drug screen. Your employment will be on an “at-will” basis meaning either you or the Company may terminate your employment at any time, for any reason or no reason, with or without prior notice. The Company also reserves the right to modify the terms, benefits, and conditions of your employment at any time. This offer is subject to proof of your identity and legal employment eligibility, and a satisfactory completion of a standard background check and pre-employment verifications, as evaluated by the Company in its sole discretion. Other terms and conditions of your employment are as follows:

(1)
You hereby agree to devote substantially all of your business time and attention to your responsibilities at the Company and the affairs of the Company and not to engage in any business activities other than being employed by and performing the duties required of you by the Company, unless you have received prior written consent from the Company.

(2)
You will be compensated on a salary basis and will receive a base salary at the annual rate of $250,000, which will be paid in substantially equally installments biweekly in accordance with the Company’s regular payroll practices and subject to appropriate withholdings and deductions. This position is exempt and you will not be eligible to receive overtime in accordance with applicable law.

(3)
Your target under the Company’s annual incentive plan will be 50% of annual base pay. The amount of your bonus will fluctuate based upon actual financial, operational and safety performance under the terms of the Company’s bonus plan in effect at the time of payment.

(4)	As a Vice President of the company, you are eligible to participate in the Long-Term Incentive Plan which requires Board approval.

(5)
You will be eligible for severance benefits equal to 1x annual base salary in the event of termination without cause, for good reason, or due to change in control. (Formal severance agreement will be executed upon hire.)

(6)
The Company will sponsor your green card process up to a maximum of $25,000 in funding, and will provide temporary living and transportation (access to a company car while in Birmingham) in lieu of relocation for the first year.

(7)
You will be eligible to participate in the employee benefit plans generally available to similarly situated Company employees, as they may be in effect from time to time at the Company, subject to the terms and conditions of the relevant plan documents. The Company reserves the right to modify, suspend, or discontinue any and all of such plans at any time without recourse by you.

(8)
The Company maintains and from time to time modifies and implements various Company policies and procedures including, but not limited to, an Employee Handbook. You will be expected to comply with all such policies and procedures.

(9)	This offer of employment shall be governed by the laws of the State of Alabama without giving effect to principles of conflicts of laws.

(10)
This offer of employment letter agreement constitutes the entire agreement between the parties hereto and supersede any and all prior understandings, whether oral or in writing, with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by you and the Company.

(11)	This offer of employment letter agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and shall be interpreted accordingly.

Should you have any questions, please feel free to call me. We very much look forward to your joining the Company. This offer is in effect for 5 business days.

Regards,

/s/ Kelli K. Gant
Kelli K. Gant

ACCEPTED AND AGREED TO:

I hereby accept the terms of the offer described above for employment with Warrior Met Coal Mining Inc.

/s/ Charles Lussier            01/25/2018
Charles Lussier                Date